Exhibit 99.1
Company Contacts:
Russell P. Wilson
Senior Vice President, Chief Financial Officer and General Counsel
Iomai Corporation
301-556-4478
investors@iomai.com
Brian Reid
WeissComm Partners, Inc.
703-402-3626
breid@weisscommpartners.com
Iomai Announces Year-End 2007 Financial Results and Business Progress
Conference Call at 1:30 p.m. Eastern Time Today
GAITHERSBURG, Md., March 06, 2008 — Iomai Corporation (Nasdaq: IOMI) today reported financial results and corporate progress for the full year ended December 31, 2007.
“In the past few months, we have further demonstrated that Iomai’s vaccine and immunostimulant patches can be safely and effectively self-applied,” said Stanley C. Erck, president and chief executive officer of Iomai. “This lays the foundation for a revolution in the way vaccination is approached. Rather than shots at a doctor’s office or travel clinic, we believe we have a platform that makes possible a vaccine that could be mailed to consumers and self-applied.”
“2007 was a groundbreaking year for Iomai, with the positive results from the Phase 2 field study of our travelers’ diarrhea vaccine and the $128 million government contract to fund the development of our adjuvant patch for pandemic influenza,” continued Mr. Erck. “This year, we hope to build on those achievements by pursuing a partnering deal, announcing results from the Phase 1/2 trial of our adjuvant patch for pandemic influenza and preparing to conduct a pivotal Phase 3 trial for our travelers’ diarrhea vaccine in 2009.”
Full-Year and Fourth Quarter 2007 Financial Results
For the full year ended Dec. 31, 2007, Iomai reported a net loss available to common stockholders of $28.3 million, or $1.16 per share, compared to a net loss of $32.3 million, or $2.03 per share, for the year ended Dec. 31, 2006. The lower net loss per share in 2007 was attributable to increased revenues principally under our Department of Health and Human Services (“DHHS”) contract, which was awarded in January 2007 and the increased number of shares outstanding as a result of our $30.2 million private placement completed on March 2, 2007. For the fourth quarter of 2007, Iomai’s net loss was $6.2 million, or $0.24 loss per share, compared to a net loss in the fourth quarter of 2006 of $9.9 million, or $0.53 loss per share. As of Dec. 31, 2007, Iomai had common stock outstanding of 25,588,673 shares.
The Company reported revenues of $10.7 million for the year ended Dec. 31, 2007, compared to $1.5 million in the year ended Dec. 31, 2006. The increase in revenue in 2007 was principally from the reimbursement of expenses incurred under the DHHS contract. Iomai reported revenues of approximately $3.3 million in the fourth quarter of 2007, compared to approximately $40,000 in the fourth quarter of 2006.
Total operating expenses were $39.8 million in 2007, compared to operating expenses of $33.9 million in 2006. The increase in operating expenses was primarily due to five major factors associated with supporting our development programs: (1) higher payroll and stock compensation costs associated with a 28% increase in full-time employee equivalents, (2) higher facility costs associated with leasing additional space, (3) increased animal study costs associated with work performed under our DHHS contract, (4) higher contract manufacturing costs associated with procuring and finishing the pandemic flu vaccine for the clinical trial under the DHHS contract, and (5) higher consulting costs associated with market studies for our product candidates. These increased costs were partially offset by lower development costs for our skin preparation system.
Total operating costs for the fourth quarter of 2007 were $9.6 million as compared to $10.1 million for the fourth quarter of 2006. The decrease in operating expenses was primarily due to decreased in year-to-year clinical trial costs for Iomai’s needle-free travelers’ diarrhea vaccine and decreased contract manufacturing expenses.
As of Dec. 31, 2007, Iomai had unrestricted cash and cash equivalents and marketable securities of $15.5 million compared to $22.0 million on Sept. 30, 2007.
Iomai expects to be able to fund its capital expenditures and operations with its current working capital and reimbursement of expenses under our existing government grants and contracts into the third quarter of 2008.
Conference Call Details
To access the live conference call on Thursday, March 6 at 1:30 p.m. Eastern Time via phone, please dial 866-578-5784 from the United States and Canada or 617-213-8056 internationally. The conference ID is 87233725. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 10 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 74369365.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://www.iomai.com . Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Iomai Corporation
Iomai Corporation discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin (Langerhans cells) to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, develop new vaccines that are viable only through transcutaneous administration and expand the global vaccine market. Iomai currently has four product candidates in development: three targeting influenza and pandemic flu and one to prevent travelers’ diarrhea. For more information on Iomai, please visit www.iomai.com.
Some matters discussed in this press release constitute “forward-looking statements” that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such forward-looking statements include statements about potential commercialization of a vaccine that could be mailed and self-applied, the ability of Iomai to enter into a partnering deal, conducting a Phase 3 trial of Iomai’s travelers’ diarrhea vaccine, and the sufficiency of existing cash and government contract revenues to fund operations into the third quarter of 2008. Applicable risks and uncertainties include, among others, that the clinical results may not support regulatory approval to commercialize any Iomai product candidate or the mailing and self-administration of any product that does gain approval, both of which will depend on the outcome of additional clinical trials and analysis by regulatory authorities of data Iomai submits; assessments by third-parties of the potential commercial value of the TCI technology, potential partners may determine to wait for additional clinical data prior to partnering or may be unwilling to partner on terms and conditions Iomai deems acceptable; Iomai’s intellectual property position, and the market potential of Iomai’s product candidates; future clinical trials may not replicate results seen in previous trials; Iomai may not obtain the financing necessary to advance its programs; that development costs may exceed expectations; that Iomai may fail to adequately protect its intellectual property or may be determined to infringe on the intellectual property of others; and the risks identified under the heading “Factors That May Impact Future Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended September 30, 2007, and filed with the Securities and Exchange Commission. Whether any approved product would be self-administered would depend on many factors, including the outcome of any additional studies the Company conducts evaluating self-administration and the views of regulatory agencies. Iomai cautions investors and others not to place undue reliance on the forward- looking statements contained in this press release. You are encouraged to read the Company’s filings for a discussion of these and other risks and uncertainties which are filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.

STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Year ended December 31,
	2007	2006

Revenues	$10,667	$1,475
Cost and expenses:
Research and development	31,605	28,041
General and administrative	8,172	5,857

Total costs and expenses	39,777	33,898

Loss from operations	(29,110)	(32,423)
Other income (expense)	836	621

Net loss before cumulative effect of a change in accounting principle	(28,274)	(31,802)
Cumulative effect of change in accounting principle	—	17
Net loss	(28,274)	(31,785)
Dividends on and accretion of convertible preferred stock	—	(471)

Net loss available to common stockholders	$(28,274)	$(32,256)

Net loss available to common stockholders per share of common stock—basic and diluted	$(1.16)	$(2.03)

Weighted-average number of shares of common stock—basic and diluted	24,412,688	15,915,797

SELECTED BALANCE SHEET DATA (Unaudited)
(In thousands)

	December 31,
	2007	2006

Cash and cash equivalents and unrestricted marketable securities	$15,500	$15,336
Accounts receivable	4,011	62
Total assets	27,355	23,085
Total debt and capital lease obligations	3,655	4,759
Total liabilities	9,402	9,050
Accumulated deficit	(129,062)	(100,788)
Total stockholders’ equity	17,953	14,035